Exhibit 99.2

News Release	Source: Think Partnership Inc.

Think Partnership Enters into Stock Sale Agreement Involving Former Director and Family Trust

CLEARWATER, Fla. — (BUSINESS WIRE)—July 5, 2006—Think Partnership Inc., (the “Company”) (AMEX:THK - News) today announced that it has entered into a Securities Purchase Agreement, pursuant to which the Roberti Jacobs Family Trust and T. Benjamin Jennings, the Company’s former chairman, sold an aggregate of 3,229,726 shares of the Company’s common stock and warrants to purchase an aggregate of 3,130,000 shares of common stock to certain private investors. Mr. Robert T. Geras, a director of the Company was one of the private investors and purchased an aggregate of 500,000 shares of common stock and warrants. The purchase price for the shares of common stock is $1.43 per share and the purchase price for each warrant is equal to $1.43 less the exercise price of the warrant. The investors immediately exercised the warrants and the aggregate exercise price of $371,300 was paid to the Company. The trustee of the Trust is the mother-in-law of former CEO Gerard M. Jacobs and the Company has been advised that Mr. Jacobs is neither a trustee nor a beneficiary of the Trust; however, his children are beneficiaries of the trust. The Securities Purchase Agreement is included with the Form 8-K filed by the Company.

In connection with the Securities Purchase Agreement, the Company also granted to the investors certain registration rights, pursuant to a definitive Registration Rights Agreement, under which the Company agreed to continue to list the Securities for registration in the Company’s Registration Statement on Form SB-2 and to update the Selling Shareholder table contained therein to reflect the sale of the Securities to the investors. In addition, the Company agreed to use its commercially reasonable best efforts to cause the Registration Statement to become effective within 120 days of the closing of the private sale. The Registration Rights Agreement is included with the Form 8-K filed by the Company.

Think Partnership Inc. is based in Clearwater, Florida and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents. See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s Current Report on Form 8-K filed on June 7, 2006. The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

Contact:

For Think Partnership Inc.

Xavier Hermosillo, 310-832-2999

Sr. Vice President for Corporate Communications
  and Investor Relations

Xavier@thinkpartnership.com